Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Avnet, Inc.:
We consent to the incorporation by reference in the registration statements No. 333-107474 on Form S-3 and Nos. 33-43855, 33-64765, 333-17271, 333-45735, 333-55806, 333-00129, 333-45267, 333-101039, 333-112057, 333-112062, 333-112063, and 333-140903 on Form S-8 of Avnet, Inc. of our report dated August 25, 2008, with respect to the consolidated balance sheets of Avnet, Inc. and subsidiaries as of June 28, 2008 and June 30, 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 28, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 28, 2008, which report appears in the June 28, 2008 annual report on Form 10-K of Avnet, Inc.
As discussed in note 10 to the consolidated financial statements, effective June 30, 2007, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB No. 87, 88, 106, and 132(R). As discussed in note 9 to the consolidated financial statements, on July 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.
/s/ KPMG LLP
Phoenix, Arizona
August 25, 2008